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                                                                     Exhibit 4.1

                               BROOKE GROUP LTD.
                       100 S.E. SECOND STREET, 32ND FLOOR
                             MIAMI, FLORIDA  33131



                               December 16, 1996



Mr. Howard M. Lorber
70 East Sunrise Highway
Suite 411
Valley Stream, New York 11581

Dear Mr. Lorber:

     We are pleased to inform you that Brooke Group Ltd. (the "Company") has granted you a nonqualified option (the "Option") to purchase 1,000,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), at a price of $1.00 per share (any of the underlying shares of Common Stock to be issued upon exercise of the Option are referred to hereinafter as the "Shares"), subject to the following terms and conditions:

     1. The Option may be exercised on or prior to July 1, 2006 (at which date the Option will, to the extent not previously exercised, expire), as follows:
(a) as to 166,666 of the Shares, on and after July 1, 1997; (b) as to 166,666 of the Shares, on and after July 1, 1998; (c) as to 166,667 of the Shares, on and after July 1, 1999; (d) as to 166,667 of the Shares, on and after July 1, 2000; (e) as to 166,667 of the Shares, on and after July 1, 2001; and (f) as to the final 166,667 of the Shares, on and after July 1, 2002. Each such installment shall be cumulative and your right of purchase thereunder shall continue, unless exercised or terminated as herein provided through the expiration date of the Option.

     2. Any installment of the Option, from and after the date it becomes exercisable pursuant to Section 1 hereof, may be exercised in whole or in part by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of the Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or by delivering shares of Common Stock already owned by you and having a fair market value on the date of exercise equal to the exercise price of the Option, or a combination of such shares and cash.

     3. Except to the extent provided in Section 4 hereof, in the event your consulting arrangement with the Company is terminated for any reason, the Option shall forthwith terminate, provided that you may exercise any then unexercised installments of the Option then


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Mr. Howard M. Lorber
December 16, 1996
Page 2



exercisable at any time prior to the earlier of three months after the termination of your consulting arrangement or the expiration of the Option.

     4. In the event of the occurrence of any Change of Control of the Company or of New Valley Corporation (as the term "Change of Control" is defined in Section 6(f) of the Employment Agreement entered into between you and New Valley Corporation dated as of January 1, 1995 and as amended effective as of January 1, 1996 [the "Employment Agreement"]), other than any Change of Control arising by reason of a testamentary bequest by Bennett S. LeBow to or for the benefit of his surviving spouse of any or all securities of the Company or of New Valley Corporation beneficially owned by him as of his date of death so long as, following the bequest, the event referenced in Section 6(f)(ii) of the Employment Agreement shall not have occurred, all installments of the Option (to the extent not previously exercised) shall become immediately exercisable at any time prior to the earlier of three months after the termination of your consulting arrangement or the expiration of the Option.

     5. In the event of the payment of any dividends or other distributions in respect of the Common Stock on or after the date hereof through and including July 1, 2006, you shall receive, within ten days of the payment of such dividend or distribution, a payment equal to the amount of any such dividends or other distributions that would have been paid to you had you been at the record date for such dividends or other distributions a shareholder of the Shares, provided that dividends or distributions in respect of Shares that are not exercisable on such record date shall only be paid to you at the time such Shares become exercisable.

     6. The Option is not transferable otherwise than by will or by the applicable laws of descent and distribution and may be exercised during your lifetime only by you (or in the event of your Disability, by your personal representative or representatives).

     7. In the event of your death, the Option may be exercised by your personal representative or representatives or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent or distribution.

     8. In the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, subdivision, combination or exchange of shares, or the like, the aggregate number and kind of shares subject to the Option and the exercise price thereof shall be proportionately adjusted by the Company.

     9. Unless at the time of the exercise of the Option a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to the Shares, the Shares shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon


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Mr. Howard M. Lorber
December 16, 1996
Page 3



any exercise of the Option, in whole or in part, you agree to execute and deliver to the Company a certificate to such effect.

     10. You understand and acknowledge that, under existing law, unless at the time of the exercise of the Option a registration statement under the Act is in effect as to the Shares so issuable: (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption shall be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; and (v) the Company shall place an appropriate "stop transfer" order with its transfer agent with respect to such Shares.

     11. Promptly following the date hereof, the Company shall use its best efforts to file and keep in effect a Registration Statement on Form S-8, Form S-3 or other applicable form to register under the Act the Shares issuable to you upon exercise of the Option and the resale thereof by you.




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Mr. Howard M. Lorber
December 16, 1996
Page 4




     Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this letter in the space provided below.

                                           Very truly yours,

                                           BROOKE GROUP LTD.



                                           By: /s/ Bennett S. LeBow
                                              ------------------------------
                                              Bennett S. LeBow
                                              Chairman, President
                                               and Chief Executive Officer







AGREED TO AND ACCEPTED:


/s/ Howard M. Lorber
----------------------------
     Howard M. Lorber

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                                                            EXHIBIT A


Brooke Group Ltd.
100 S. E. Second Street, 32nd Floor
Miami, Florida  33131

Gentlemen:

     Notice is hereby given of my election to purchase __________ shares of Common Stock, $.10 par value (the "Shares"), of Brooke Group Ltd., at a price of $1.00 per Share, pursuant to the provisions of the stock option granted to me on November _____, 1996. Enclosed in payment for the Shares is:

     [ ]        my check in the amount of $ ____________________.

     [ ]        ___________________ Shares having a total value of $
                ______________, such value being based on the closing price(s) of the Shares on the date hereof.

     The following information is supplied for use in issuing an registering the Shares purchased hereby:


     Number of Certificates
       and Denominations       _________________________________

     Name                      _________________________________

     Address                   _________________________________

                               _________________________________

                               _________________________________

     Social Security           _________________________________

Dated:

                                        Very truly yours,




                                        Howard M. Lorber